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                            Bingham, Dana & Gould LLP
                               150 Federal Street
                        Boston, Massachusetts 02110-1726

 June 23, 1997



GE Funds
3003 Summer Street
Stamford, CT 06905

Ladies and Gentlemen:

         We have acted as special Massachusetts counsel for GE Funds (the "Trust"), a Massachusetts business trust created under a written Declaration of Trust dated August 10, 1992, as amended from time to time (the "Declaration of Trust").

         In connection with this opinion, we have examined the following described documents:

         (a) a certificate of the Secretary of State of the Commonwealth of Massachusetts as to the existence of the Trust;

         (b) a copy, as filed with the Secretary of State of the Commonwealth of Massachusetts of the Trust's Declaration of Trust;

         (c) a copy, as filed with the Secretary of the Commonwealth of Massachusetts on June 2, 1997, of the Instrument Evidencing Establishment and Designation of Series of Shares of Beneficial Interest, $.001 par value per share, establishing and designating GE Government Securities Fund and GE Value Equity Fund (the "Designation of Series");

         (d) a copy, as filed with the Secretary of the Commonwealth of Massachusetts on June 2, 1997, of the Establishment and Designation of Classes of the series of the Trust designated GE Government Securities Fund and GE Value Equity Fund, establishing and designating four classes of shares, Class A shares, Class B shares, Class C shares and Class D shares (the "Designation of Classes"); and

         (e) A certificate executed by an appropriate officer of the Trust certifying as to, and attaching copies of, the Trust's Declaration of Trust and By-Laws and certain votes of the Trustees of the Trust authorizing the establishment and designation of series and classes of shares, and the issuance of an indefinite number of shares of beneficial interest of such series and classes of shares.

         In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document.



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GE Funds
June 23, 1997
Page 2


         This opinion is based entirely on our review of the documents listed above. We have made no other review or investigation of any kind whatsoever, and we have assumed, without independent inquiry, the accuracy of the information set forth in such documents.

         This opinion is limited solely to the laws of the Commonwealth of Massachusetts (other than the Massachusetts Uniform Securities Act, as to which we express no opinion) as applied by courts in such Commonwealth.

         We understand that all of the foregoing assumptions and limitations are acceptable to you.

         Based upon and subject to the foregoing, please be advised that it is our opinion that:

         1. The Trust is duly organized and existing under the Trust's Declaration of Trust and the laws of the Commonwealth of Massachusetts as a voluntary association with transferable shares of beneficial interest commonly referred to as a "Massachusetts business trust."

         2. The Class A shares, Class B shares, Class C shares and Class D shares of the series of the Trust designated GE Government Securities Fund and GE Value Equity Fund, when issued and sold in accordance with the Declaration of Trust, the Designation of Series and Designation of Classes, will be legally issued, fully paid and non-assessable, except that shareholders of the Trust may under certain circumstances be held personally liable for the obligations of the Trust.

         We understand that Willkie Farr & Gallagher will rely on this opinion in order to prepare an opinion to the Trust, which will be filed with the Securities and Exchange Commission. We hereby consent to such use and filing of this opinion.

                                                Very truly yours,

                                               /s/ Bingham, Dana & Gould LLP

                                                BINGHAM, DANA & GOULD LLP